Exhibit 10.1

Execution Copy

RESTATED SEVERANCE PROTECTION AGREEMENT

THIS RESTATED SEVERANCE PROTECTION AGREEMENT, effective October 1, 2019 (the “Agreement”), is by and between ICF International, Inc., a Delaware corporation (the “Company”), and John Wasson (the “Executive”).

PURPOSE

The Executive has been elected to serve, and currently serves, as the Company’s President and Chief Executive Officer.

The Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change of Control (as hereinafter defined) of the Company exists and that the threat or occurrence of a Change of Control may result in the distraction of its key management personnel because of the uncertainties inherent in such a situation.

The Board has determined that it is essential and in the best interests of the Company and its stockholders to retain the services of the Executive, including in the event of the threat or occurrence of a Change of Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security.

The Board has further determined that it is in the interest of the Company and its stockholders to restate and integrate all existing severance and related agreements between the Company and the Executive.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Definitions.

For purposes of this Agreement, the following terms have the meanings set forth below:

“Accrued Compensation” means an amount which includes all amounts earned or accrued by the Executive through and including the Termination Date, but not paid to the Executive on or prior to such date, including (a) his Base Salary, (b) reimbursement for all reasonable expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (c) all unused and unpaid vacation pay, and (d) any unpaid Prior Year Bonus Amount.

“Additional Severance Pay” means an amount equal to the product of the Executive’s Base Salary plus his Target AIP Bonus multiplied by the Relevant Factor minus the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A).

“Base Amount” means the sum of the Executive’s annual Base Salary plus the Executive’s Target AIP Bonus for the calendar year in which the Termination Date occurs and includes all amounts of the Executive’s Base Salary and AIP incentive compensation, including any amounts of AIP incentive compensation that are deferred under any qualified or non-qualified employee benefit plan of the Company or any other agreement or arrangement, and including any amount of AIP incentive compensation which the Executive elects or agrees to receive in the form of stock rather than cash. Equity grants under the Company’s long-term incentive plan (LTIP) are not included in the Base Amount.

“Base Salary” means the Executive’s base salary rate in effect on the Executive’s Termination Date.

“Basic Severance Pay” means an amount equal to the Executive’s Base Salary plus his Target AIP Bonus multiplied by the Relevant Factor; provided, however, in no event shall such amount exceed the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A).

“Beneficial Owner” has the meaning as used in Rule 13d-3 promulgated under the Securities Exchange Act. The terms “Beneficially Owned” and “Beneficial Ownership” each have a correlative meaning.

“Board” means the Board of Directors of the Company.

“Cause” for the termination of the Executive’s employment with the Company shall mean any of the following: (a) any act that would constitute a material violation of the Company’s material written policies; (b) willfully or knowingly engaging in conduct (i) materially and demonstrably injurious to the Company or (ii) causing a material and adverse reputational or financial harm to the Company, provided, however, that no act or failure to act, on the Executive’s part, shall be considered “willful” or “knowing” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company; (c) being indicted for, or if not indicted for, being charged with (i) a crime of embezzlement or a crime involving moral turpitude or (ii) a crime with respect to the Company involving a breach of trust or dishonesty or (iii) in either case, a plea of guilty or no contest to such a crime; (d) abuse of alcohol in the workplace, use of any illegal drug in the workplace or a presence under the influence of alcohol or illegal drugs in the workplace; (e) failure to comply in any material respect with applicable law; or (f) willful failure to follow the lawful directives of the Board, provided that in such case, and solely with respect to (f), the Executive will first be given notice in writing by the Board of such failure and an opportunity to cure of no less than thirty (30) days.

“Change of Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a)     The acquisition by any Person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) thereof), of beneficial ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act) of securities representing fifty percent (50%) or more of the voting power entitled to vote generally in the election of directors of the Company, provided, however, that the following acquisitions shall not constitute a Change of Control for purposes of this subparagraph (a): (i) any acquisition directly from the Company; (ii) any acquisition by the Company or any of its Subsidiaries; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b) Individuals who, as of October 1, 2019, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company subsequent to October 1, 2019 and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless following such Business Combination, (i) all or substantially all of the persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding securities entitled to vote generally in the election of directors immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company or, as the case may be, of the entity resulting from the Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding securities entitled to vote generally in the election of directors (provided, however, that for purposes of this clause (i) any shares of common stock or such voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or such outstanding voting securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); (ii) no person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such entity resulting from the Business Combination unless such person owned fifty percent (50%) or more of the outstanding shares or outstanding securities entitled to vote generally in the election of directors immediately prior to the Business Combination; and (iii) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d)     Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

For purposes of clause (c), any person who acquires outstanding securities entitled to vote generally in the election of directors of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination, of such voting securities of both the Company and the entity or entities with which the Company is combined shall be treated as two persons after the Business Combination, who shall be treated as owning such outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination of, respectively, such outstanding voting securities of the Company, and of the entity or entities with which the Company is combined.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means ICF International, Inc., a Delaware corporation, and includes its Successors.

“Continuation Period” has the meaning set forth in Section 3.1(d)(i).

“Disability” as used herein shall take its meaning from the definition set forth in any group long-term disability insurance contract maintained by the Company under which the Executive is covered, or, if the Company shall not maintain such insurance, “Disability” shall mean that the Executive is incapacitated by reason of a physical or mental illness which is long-term in nature and which prevents the Executive from performing the substantial and material duties of his employment with the Company; provided that such incapacity can reasonably be expected to prevent the Executive from working at least six consecutive months in any twelve month period. The Company may require the Executive to have an examination at any time for the purpose of determining whether the Executive has a long-term disability as described in the preceding sentence, and the Executive agrees to submit to such examination upon request of the Board of Directors; provided that the Company shall pay all costs and expenses associated with such examination. This Agreement does not supersede the Company’s obligations under the Americans with Disabilities Act and the Family Medical Leave Act and any amendments thereto, including any reasonable accommodation obligations.

“Full Release” means a written release, which is executed and received by the Company within 60 days of the Termination Date, which is fully effective, not subject to revocation, and which will be negotiated in a form reasonably satisfactory to the Company (and generally consistent with the Release set forth in Exhibit A attached to this Agreement), pursuant to which the Executive fully and completely releases the Company from all claims that the Executive may have against the Company (other than any claims that may arise or have arisen under this Agreement). Further, the Full Release shall not be construed, nor shall the document otherwise limit the Executive’s rights to indemnification from the Company for his acts in the course of serving as an officer or director of the Company, or its affiliates, solely as and to the extent otherwise provided for in the Certificate of Incorporation of the Company, or such affiliates, as the case may be.

“Good Reason” means the occurrence of any of the events or conditions described in clauses (a) through (e) hereof, without the Executive’s written consent:

(a)     any (i) material adverse change in the Executive’s status, title, position or responsibilities (including reporting responsibilities), (ii) assignment to the Executive of duties or responsibilities which are inconsistent with the Executive’s status, title, position or responsibilities, or (iii) the failure of the Executive to continue to serve as an executive officer of a public company, in each case except in connection with the termination of the Executive’s employment due to Disability, Cause, as a result of the Executive’s death, or by the Executive other than for Good Reason;

(b)     a reduction in the Executive’s base salary or any failure to pay the Executive any cash compensation to which the Executive is entitled within fifteen (15) days after the date when due;

(c)     the imposition of a requirement that the Executive be based (i) at any place outside a fifty (50) mile radius from the Executive’s principal place of employment or (ii) at any location other than the Company’s corporate headquarters, except, in each case, for reasonably required travel on Company business which is not materially greater in frequency or duration than prior to the imposition of the requirement;

(d)     any material breach by the Company of any provision of this Agreement; or

(e)     the failure of the Company to obtain, as contemplated in Section 7, an agreement, reasonably satisfactory to the Executive, from any Successor to assume and agree to perform this Agreement;

provided that the Executive (i) provides the Company with written notice of the condition giving rise to the Good Reason within ninety (90) days of the Executive’s knowledge of the initial existence of the condition, (ii) provides the Company with the opportunity to cure within thirty (30) days of the Executive’s written notice, and (iii) if the Company does not cure the condition within such thirty (30) day cure period, terminates employment as provided in Section 3.1(b) or (c) within two (2) years after the date of the initial existence of the condition.

Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder if the Executive agrees in writing that a particular condition that would otherwise constitute Good Reason hereunder shall not constitute Good Reason.

“Notice of Termination” means a written notice from the Company or the Executive of the termination of the Executive’s employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; provided, however, that any such termination of employment constitutes a “separation from service” within the meaning of Section 409A.

“Person” has the meaning as used in Section 13(d) or 14(d) of the Securities Exchange Act, and will include any “group” as such term is used in such sections.

“Prior Year Bonus Amount” means the annual bonus, if any, paid or payable to the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which the Termination Date occurs. Prior Year Bonus Amount includes the short-term cash incentive portion of the annual bonus that is subject to any deferral election but does not include restricted stock awards, options or other long-term equity incentive compensation awarded to the Executive.

“Pro Rata Bonus” means an amount equal to any incentive compensation that is not subject to any deferral election; that is multiplied by a fraction, the numerator of which is the number of days elapsed in the then fiscal year of the Company through and including the Termination Date and the denominator of which is 365, that is subject to the satisfaction of any established performance goals; and that is payable at the normal time of payment pursuant to the incentive compensation plan under which such amount is payable; provided that the provisions of this Agreement providing for the payment of a Pro Rata Bonus shall not be interpreted to call for the payment of amounts duplicative of amounts paid as part of the Base Amount.

“Relevant Factor” means three (3) in relation to a termination of the type described in Section 3.1(b), and two (2) in relation to a termination of the type described in Section 3.1(c).

“Section 409A” means Section 409A of the Code as well as the regulations and guidance issued thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Subsidiary” means any corporation or other entity with respect to which another specified corporation or entity has the power under ordinary circumstances to vote or direct the voting of sufficient securities to elect a majority of the directors or other managers.

“Successor” means a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law, by assignment or otherwise.

“Target AIP Bonus” means the annual Target AIP Bonus payable to the Executive pursuant to any annual bonus or incentive plan for the Executive, as approved by the Compensation Committee of the Board, in respect of the fiscal year during which the Termination Date occurs. The Target AIP Bonus includes the short-term cash incentive portion of the annual bonus that is subject to any deferral election but does not include restricted stock awards, options or other long-term equity incentive compensation awarded to the Executive.

“Termination Date” means (a) in the case of the Executive’s death, the Executive’s date of death, (b) in the case of the termination of the Executive’s employment with the Company by the Executive for Good Reason, five days after the expiration of the cure period referenced in the definition of Good Reason, and (c) in all other cases, the date specified in the Notice of Termination; provided that if the Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination will be at least 30 days after the date the Notice of Termination is given to the Executive; and provided further that any such termination of employment constitutes a “separation from service” within the meaning of Section 409A.

SECTION 2. Term of Agreement.

The term of this Agreement (the “Term”) will commence on October 1, 2019, and will continue in effect until December 31, 2022; provided that on December 31, 2022 and each anniversary of such date thereafter, the Term shall automatically be extended for one additional year unless, not later than December 31 of such year, the Company or the Executive shall have given notice not to extend the Term; and further provided that, in the event a Change of Control occurs during the Term, the Term will be extended to the date 24 months after the date of the occurrence of such Change of Control.

SECTION 3. Termination of Employment.

3.1     Termination. If, during the Term, the Executive’s employment with the Company is terminated the Executive will be entitled to the following compensation and benefits:

(a)     If the Executive’s employment with the Company is terminated (i) by the Company for Cause or due to Disability, (ii) by reason of the Executive’s death or (iii) by the Executive other than for Good Reason, the Company will pay to the Executive or his designated beneficiary, as the case may be, his Accrued Compensation and, if such termination is other than by the Company for Cause, a Pro Rata Bonus.

(b)     If the Executive’s employment with the Company is (x) involuntarily terminated by the Company for any reason other than as specified in Section 3.1(a), or (y) terminated by the Executive for Good Reason, in each case within twenty-four (24) months after a Change of Control, the Executive will be entitled to receive the following amounts and benefits:

(i)     The Company will pay the Executive all Accrued Compensation and any Pro Rata Bonus.

(ii)     Subject to the Executive providing the Company with a Full Release, in lieu of any further compensation for periods subsequent to the Termination Date, the Company will pay the Executive Basic Severance Pay and Additional Severance Pay.

(c)     If the Executive’s employment with the Company is terminated (x) by the Company for any reason other than as specified in Section 3.1(a) or (y) by the Executive for Good Reason, in each case other than within twenty-four (24) months after a Change of Control, the Executive will be entitled to receive the following amounts and benefits:

(i)     The Company will pay the Executive all Accrued Compensation and any Pro Rata Bonus.

(ii)     Subject to the Executive providing the Company with a Full Release, in lieu of any further compensation for periods subsequent to the Termination Date, the Company will pay the Executive Basic Severance Pay and Additional Severance Pay.

(d)     In addition to the other benefits referred to in this Section 3.1, in the event of a termination of the Executive’s employment under the circumstances referred to in Section 3.1(b) or (c):

(i)     Subject to the Executive providing the Company with a Full Release and complying with his obligations under Section 7, the Company will, for a number of months equal to the product of the Relevant Factor and twelve (12) following the Termination Date (the “Continuation Period”), at its expense provide to the Executive, the Executive’s dependents (as defined in the Company’s insurance contracts then in effect under which similarly situated executives are covered) and beneficiaries the same or substantially equivalent life insurance, medical, dental, hospitalization, financial counseling and tax consulting benefits (the “Continuation Period Benefits”) provided to other similarly situated executives who continue in the employ of the Company during the Continuation Period and their dependents and beneficiaries; provided, however, if upon the issuance of future regulatory or other guidance, the foregoing would constitute or create a discriminatory insured plan of the Company in violation of Sections 2716(a) and 2716(b)(1) of the Public Health Service Act (as added by Section 1001(5) of the Patient Protection and Affordable Care Act, as amended by Section 10101(d) thereof) (a “Discriminatory Insured Plan”), the Company and the Executive agree to amend the foregoing Continuation Period Benefits provision in a manner such that it shall not be a Discriminatory Insured Plan. To the extent that any such Continuation Period Benefits are subject to the provisions of Section 409A, in compliance with Section 409A and notwithstanding any other provision of the Company’s plans, contracts, or other arrangements in effect from time to time: (i) the amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement or the right to in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iv) to the extent that such Continuation Period Benefits constitute “nonqualified deferred compensation” subject to Section 409A and the Executive is a “specified employee” within the meaning of Section 409A, the Executive shall pay the Company and employee, if any, costs for the first six months following the Termination Date, and the Company shall reimburse the Executive for such costs in the first payroll period thereafter.

The obligations of the Company to provide the Executive and the Executive’s dependents and beneficiaries with the Continuation Period Benefits shall not restrict or limit the Company’s right to terminate, amend or modify the benefits made available by the Company to its similarly situated executives or other employees, and following any such termination, amendment or modification, the Continuation Period Benefits that the Executive (and the Executive’s dependents and beneficiaries) shall be entitled to receive shall be so terminated, amended or modified. The Company’s obligations hereunder with respect to the foregoing benefits will be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 3.1(d)(i) will not be interpreted so as to negate any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment.

(ii)     The Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of twelve (12) months or, if earlier, until the first acceptance by the Executive of an offer of employment.

(iii)     Any unvested equity interests that are not subject to Section 409A (such as stock options and restricted stock) and that were issued to the Executive prior to the Termination Date will become vested but will remain exercisable for the balance of their terms; and any unvested equity interests that are subject to Section 409A (such as restricted stock units) and that were issued to the Executive prior to the Termination Date will become vested but not payable until their original vesting dates.

(e)     The amounts provided for in Section 3.1(a) will be paid in a single lump sum cash payment by the Company to the Executive within five business days after the Termination Date; provided, however, that payment of any Pro Rata Bonus that constitutes performance-based compensation shall only be paid at the normal time of payment pursuant to the incentive compensation plan under which it is payable. The amount of Basic Severance Pay provided for in Section 3.1(b)(ii) will be paid in a single lump sum cash payment by the Company to the Executive within five business days after the Termination Date. The amount of Additional Severance Pay provided for in Section 3.1(b)(ii) will be paid in a single lump sum cash payment by the Company to the Executive (or his designated beneficiary) on the earliest of (i) the first business day after six months following the Termination Date, (ii) the Executive’s death, or (iii) such other date that will cause such payment not to be subject to any additional tax imposed pursuant to the provisions of Section 409A. Each payment of severance benefits under Section 3.1(b) shall be deemed to be a separate payment for purposes of applying Section 409A and in no event shall the payment of Basic Severance Pay be made later than the last day of the second taxable year following the taxable year in which the Termination Date occurs. The amount provided for in Section 3.1(c) will be paid in a single lump sum cash payment by the Company to the Executive (or his designated beneficiary) on the earliest of (i) the first business day after six months following the Termination Date, (ii) the Executive’s death, or (iii) such other date that will cause such payment not to be subject to any additional tax imposed pursuant to the provisions of Section 409A; provided, however, that payment of any bonus amount that constitutes performance-based compensation shall only be paid at the later of (A) the foregoing date, or (B) the normal time of payment pursuant to the incentive compensation plan under which it is payable.

(f)     The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment will be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment, except as specifically provided in Sections 3.1(d)(i) and 3.1(d)(ii)

3.2     Exclusivity. Except as otherwise provided herein, the compensation and benefits to be paid to the Executive pursuant to this Agreement will be in lieu of any similar severance or termination compensation (i.e., compensation based directly on the Executive’s annual salary or annual salary and bonus and medical and other welfare benefits) to which the Executive may be entitled under any other Company severance or termination agreement, plan, program, policy, practice or arrangement. The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

SECTION 4. Notice of Termination.

Following a Change of Control, any purported termination of the Executive’s employment by the Company will be communicated by a Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination will be effective without such Notice of Termination.

SECTION 5. Excise Tax Adjustments.

5.1     In the event Executive becomes entitled to severance benefits under Section 3.1(b) or 3.1(c) herein, and the Company determines that the benefits provided in Section 3.1(b) or 3.1(c) (with the severance benefits, the “Total Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall compute the “Net After-Tax Amount,” and the “Reduced Amount,” and shall adjust the Total Payments as described below. The Net After-Tax Amount shall mean the present value of all amounts payable to the Executive hereunder, net of all federal income, excise and employment taxes imposed on the Executive by reason of such payments. The Reduced Amount shall mean the largest aggregate amount of the Total Payments that, if paid to the Executive, would result in the Executive receiving a Net After-Tax Amount that is equal to or greater than the Net After-Tax Amount that the Executive would have received if the Total Payments had been made. If the Company determines that there is a Reduced Amount, the Total Payments will be reduced to the Reduced Amount. Such reduction shall be made by the Company with respect to benefits in the order and in the amounts suggested by the Tax Counsel (as defined below) taking into account the costs or administrative burdens of the Company. As a rule, reduction shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of stock awards; and (iii) reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards.

5.2     For purposes of determining whether the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax and for purposes of determining the Reduced Amount and the Net After-Tax Amount:

(a)     Any other payments or benefits received or to be received by the Executive in connection with a Change of Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Persons whose actions result in a Change of Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, in the opinion of a tax advisor selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), such other payments or benefits (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or otherwise not subject to the Excise Tax.

(b)     The amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 5.2(a) above).

(c)     In the event that the Executive disputes any calculation or determination made by the Company, the matter shall be determined by Tax Counsel. All fees and expenses of Tax Counsel shall be borne solely by the Company; provided that, as required by Section 409A, the Company shall bear such costs, to the extent necessary, during a period of time no longer than ten years following a Change of Control; the right to such benefit in kind is not subject to liquidation or exchange for another benefit; payment shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred; and the amount of such benefit in one year shall not affect any other benefits to be provided in any other year.

(d)     The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Total Payments or Reduced Amount is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

SECTION 6. Compliance with Section 409A.

Except as permitted under Section 409A, no acceleration of the time or form of payment of deferred compensation under this Agreement shall be permitted. Notwithstanding any other provision in this Agreement to the contrary, if and to the extent that Section 409A is deemed to apply to this Agreement, it is the intention of the parties that this Agreement shall comply with Section 409A, and this Agreement, to the extent practicable, shall be construed in accordance therewith. Without in any way limiting the effect of the foregoing, in the event that the provisions of Section 409A require any special terms, provisions or conditions be included in this Agreement, then such terms, provisions, and conditions, to the extent practicable, shall be deemed to be made a part of this Agreement. Notwithstanding the foregoing, the parties agree that the Company, any affiliate, the Board of Directors of the Company or their designees or agents shall not be liable for any taxes, penalties, interest or other monetary amount that may be owed by you as a result of any deferral or payments under this Agreement or as a result of the administration of amounts subject to this Agreement.

SECTION 7. Covenants of the Executive.

During the Continuation Period following any Change of Control pursuant to which the Executive receives the severance benefits pursuant to Section 3.1(b) or 3.1(c), the Executive covenants and agrees as follows:

(a)     The Executive agrees to comply with his obligations under the previously signed Confidentiality, Intellectual Property Non-Competition Agreement and Non-Solicitation Agreement of October 4, 2012, that he entered into with the Company.

(b)     The Executive acknowledges that the Executive has knowledge of confidential and proprietary information concerning the current salary, benefits, skills, and capabilities of Company employees and that it would be improper for the Executive to use such Company proprietary information in any manner adverse to the Company’s interests. The Executive agrees that he will not recruit or solicit for employment, directly or indirectly, any employee of the Company during the Continuation Period. For the avoidance of doubt, this provision supplements the obligations under the Executive’s Confidentiality, Intellectual Property Non-Competition Agreement and Non-Solicitation Agreement of October 4, 2012 entered into with the Company.

SECTION 8. Successors; Binding Agreement.

This Agreement will be binding upon and will inure to the benefit of the Company and its Successors, and the Company will require any Successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive or by the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

SECTION 9. Fees and Expenses.

The Company will pay as they become due all legal fees and related expenses (including the costs of experts) incurred by the Executive, in good faith, in (a) contesting or disputing, any termination of employment and (b) seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits; provided that, as required by Section 409A, the Company shall bear such costs, to the extent necessary, during a period of time no longer than ten years following the Termination Date; the right to such benefit in kind is not subject to liquidation or exchange for another benefit; payment shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred; and the amount of such benefit in one year shall not affect any other benefits to be provided in any other year. If the dispute is resolved by a final decision of an arbitrator pursuant to Section 16 in the favor of the Company, the Executive shall reimburse the Company for all such legal fees and related expenses (including costs of experts) paid by the Company on behalf of the Executive.

SECTION 10. Notice.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) will be in writing and will be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company will be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.

SECTION 11. Dispute Concerning Termination.

If prior to the Termination Date (as determined without regard to this Section 11) the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be extended until the earlier of (a) the date on which the Term ends or (b) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Termination Date shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

SECTION 12. Compensation During Dispute.

If a purported termination occurs following a Change of Control and during the Term and the Termination Date is extended in accordance with Section 11, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the Notice of Termination was given, until the Termination Date, as determined in accordance with Section 11. Amounts paid under this Section 12 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement or otherwise.

SECTION 13. Nonexclusivity of Rights.

Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company for which the Executive may qualify, nor will anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company will be payable in accordance with such plan or program, except as specifically modified by this Agreement.

SECTION 14. No Set-Off.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any circumstances, including any right of set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

SECTION 15. Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

SECTION 16. Governing Law and Binding Arbitration.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. Any controversy, claim or other dispute arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration rules. To the maximum extent possible all aspects of the arbitration shall be confidential, except the judgment, if and when it is filed with a court. The place of arbitration shall be Fairfax County, Virginia, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If there is any arbitration or litigation between the parties arising out of or related to this Agreement, the prevailing party will be entitled to recover, in addition to the relief awarded, all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professionals’ fees and expenses) whether, in arbitration, at trial, on appeal or in bankruptcy. In determining the costs and expenses to be awarded the prevailing party, the arbitrator or the court is not bound by the Virginia rules and case law regarding reimbursable costs, but should instead venture to make the prevailing party whole by awarding all reasonable costs incurred in connection with the litigation.

SECTION 17. Severability.

The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

SECTION 18. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to severance protection, including, for the avoidance of doubt, that certain letter agreement between the Company and the Executive with respect to severance prior to a change of control dated December 12, 2008 and that certain Restated Severance Protection Agreement between the Company and the Executive dated December 12, 2008; provided that, this Agreement does not supersede obligations of the Executive under the Confidentiality, Intellectual Property Non-Competition Agreement and Non-Solicitation Agreement of October 4, 2012 entered between he and the Company.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first above written but on the actual dates below.

ICF INTERNATIONAL, INC.

By:
Name: Sudhakar Kesavan
Title: Chairman
Date:

John Wasson, Executive
Date:

Exhibit A

to

Restated Severance Protection Agreement

RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS

1.     This Release of All Claims and Potential Claims (“Release”) is entered into by and between John Wasson (“Executive”) and ICF International, Inc. (hereinafter “ICF”). Executive and ICF have previously entered into a Restated Severance Protection Agreement effective October 1, 2019 (“Severance Agreement”). In consideration of the promises made herein and the consideration due Executive under the Severance Agreement, this Release is entered into between the parties.

2.     The purposes of this Release are to settle completely and release ICF, its individual and/or collective officers, directors, stockholders, agents, parent companies, subsidiaries, affiliates, predecessors, successors, assigns, employees (including all former employees, officers, directors, stockholders and/or agents), attorneys, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs) (referred to collectively as “Releasees”) in a final and binding manner from every claim and potential claim for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, that Executive has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Executive and ICF and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, but excluding any rights or benefits to which Executive is entitled under the Severance Agreement.

3.     This Release is:

(a)     A compromise settlement of all such claims and potential claims, known or unknown, and therefore this Release does not constitute either an admission of liability on the part of Executive and ICF or an admission, directly or by implication, that Executive and/or ICF have violated any law, rule, regulation, contractual right or any other duty or obligation. The parties hereto specifically deny that they have violated any law, rule, regulation, contractual right or any other duty or obligation.

(b)     Entered into freely and voluntarily by Executive and ICF solely to avoid further costs, risks and hazards of litigation and to settle all claims and potential claims and disputes, known or unknown, in a final and binding manner.

4.     For and in consideration of the promises and covenants made by Executive to ICF and ICF to Executive contained herein, Executive and ICF have agreed and do agree as follows:

(a)     Executive waives, releases and forever discharges Releasees from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that he has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from the employment relationship between Executive and ICF and the termination of that relationship, including any and all claims and rights under the Age Discrimination in Employment Act, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, but excluding any rights or benefits to which Executive is entitled under the Severance Agreement.

(b)     Executive agrees that he will not directly or indirectly institute any legal proceedings against Releasees before any court, administrative agency, arbitrator or any other tribunal or forum whatsoever by reason of any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Executive and ICF and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act.

(c)     Executive is presently unaware of any injuries that he may have suffered as a result of working at ICF and has no present intention of filing a workers’ compensation claim. Should any such claim arise in the future, Executive waives and releases any right to proceed against ICF for such a claim. Executive also waives any right to bring any disability claim against ICF or its carrier.

5.     As a material part of the consideration for this Release, Executive and his agents and attorneys agree to keep completely confidential and not disclose to any person or entity, except immediate family, attorney, accountant, or tax preparers, or in response to a court order or subpoena, the terms and/or conditions of this Release and/or any understandings, agreements, provisions and/or information contained herein or with regard to the employment relationship between Executive and ICF. Executive understands and agrees that ICF may be required by law to report all or a portion of the amounts paid to Executive and/or his attorney in connection with this Release to the taxing authorities.

6.     Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this Release, or the breach thereof, or any disputes which may arise in the future, shall be resolved exclusively by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration rules. To the maximum extent possible all aspects of the arbitration shall be confidential, except the judgment if and when it is filed with a court. The place of arbitration shall be Fairfax County, Virginia, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If there is any arbitration or litigation between the parties arising out of or related to this Release, the prevailing party will be entitled to recover, in addition to the relief awarded, all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professionals’ fees and expenses) whether in arbitration, at trial, on appeal or in bankruptcy. In determining the costs and expenses to be awarded the prevailing party, the arbitrator or the court is not bound by the Virginia rules and case law regarding reimbursable costs, but should instead venture to make the prevailing party whole by awarding all reasonable costs incurred in connection with the litigation

7.     It is further understood and agreed that Executive has not relied upon any advice whatsoever from ICF and/or its attorneys individually and/or collectively as to the taxability, whether pursuant to Federal, State or local income tax statutes or regulations, or otherwise, of the consideration transferred hereunder and that he will be solely liable for all of his tax obligations including those that might arise under Section 409A. Executive understands and agrees that ICF may be required by law to report all or a portion of the amounts paid to him and/or his attorney in connection with this Release to federal and state taxing authorities. Executive waives, releases, forever discharges and agrees to indemnify, defend and hold ICF harmless with respect to any actual or potential tax obligations imposed by law.

8.     It is further understood and agreed that Releasees and/or their attorneys shall not be further liable either jointly and/or severally to Executive and/or his attorneys individually or collectively for costs and/or attorney’s fees, including any provided for by statute, nor shall Executive and/or his attorneys be liable either jointly and/or severally to ICF and/or its attorneys individually and/or collectively for costs and/or attorneys’ fees, including any provided for by statute.

9.     Executive understands and agrees that if the facts with respect to which this Release are based are found hereafter to be other than or different from the facts now believed by him to be true, he expressly accepts and assumes the risk of such possible difference in facts and agrees that this Release shall be and remain effective notwithstanding such difference in facts.

10.     Executive understands and agrees that there is a risk that the damage and/or injury suffered by Executive may become more serious than he now expects or anticipates. Executive expressly accepts and assumes this risk, and agrees that this Release shall be and remains effective notwithstanding any such misunderstanding as to the seriousness of said injuries or damage.

11.     Notwithstanding paragraph 6 of this Release, Executive understands and agrees that if he hereafter commences any suit arising out of, based upon or relating to any of the claims and potential claims for relief, causes of action and liability of any and every kind, nature and character whatsoever, known or unknown, he has released herein, Executive agrees to pay Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit.

12.     It is further understood and agreed that this Release shall be binding upon and will inure to the benefit of Executive’s spouse, heirs, successors, assigns, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of Releasees and their successors, assigns, agents and/or representatives.

13.     This Release shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware.

14.     Executive agrees that he will not seek future employment with, nor need to be considered for any future openings with ICF, any division thereof, or any subsidiary or related corporation or entity.

15.     If any part of this Release is found to be either invalid or unenforceable, the remaining portions of this Release will still be valid.

16.     This Release is intended to release and discharge any claims of Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f), the parties agree as follows:

A.     Executive acknowledges that he has read and understands the terms of this Release.

B.     Executive acknowledges that he has been advised in writing to consult with an attorney, if desired, concerning this Release and has received all advice he deems necessary concerning this Release.

C.     Executive acknowledges that he has been given twenty-one (21) days to consider whether or not to enter into this Release, has taken as much of this time as necessary to consider whether to enter into this Release, and has chosen to enter into this Release freely, knowingly and voluntarily.

D.     For a seven day period following the execution of this Release, Executive may revoke this Release by delivering a written revocation to the President and Secretary of ICF. This Release shall not become effective and enforceable until the revocation period has expired (the “Effective Date”).

17.     Executive does not hereby waive rights to indemnification for actions occurring through his affiliation with ICF, whether those rights arise from statute, corporate charter documents or any other source.

18.     Executive acknowledges that he has been encouraged to seek the advice of an attorney of his choice with regard to this Release. Having read the foregoing, having understood and agreed to the terms of this Release, and having had the opportunity to and having been advised by independent legal counsel, the parties hereby voluntarily affix their signatures.

19.     This Release is to be interpreted without regard to the draftsperson. The terms and intent of the Release shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.

20.     This Release constitutes a single integrated contract expressing the entire agreement of the parties hereto. Except for the Severance Agreement, which defines certain obligations on the part of both parties, and this Release, there are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter herein.

IN WITNESS WHEREOF, the parties have executed this Release effective as of the Effective Date on the actual dates below.

ICF INTERNATIONAL, INC.

By:
John Wasson		Name:
Date:		Title:
Date: